                                                                    EXHIBIT 99.1

                           NEXTEL INTERNATIONAL, INC.

                             1997 STOCK OPTION PLAN

                         (RESTATED AS OF JULY 10, 1998)

                               SECTION 1. PURPOSE

        The purpose of this Nextel International, Inc. 1997 Stock Option Plan (this "Plan") is to provide a means whereby selected employees, directors, officers, consultants, agents, advisors and independent contractors of Nextel International, Inc., a Washington corporation (the "Company"), and its Subsidiaries (as defined in Section 4) may be granted options to purchase shares of the common stock of the Company (the "Common Stock") and thereby share in any future appreciation in the value of the Common Stock (Amended 7/10/98).

                            SECTION 2. ADMINISTRATION

        This Plan shall be administered by the Board of Directors of the Company (the "Board") or a committee designated by the Board in its discretion, which must include two or more members of the Board. If and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Board shall consider in selecting the Plan Administrator and the membership of any committee acting as Plan Administrator, with respect to any persons subject or likely to become subject to Section 16 of the Exchange Act, the provisions regarding (a) "outside directors" as contemplated by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and (b) "nonemployee directors" as contemplated by Rule 16b-3 under the Exchange Act. The Board may delegate the responsibility for administering this Plan with respect to designated classes of eligible persons to different committees consisting of two or more members of the Board, subject to such limitations, as the Board deems appropriate. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time. The Board (or the designated committee, if applicable) shall hereinafter be referred to as the "Plan Administrator." The Board may also authorize a senior executive officer of the Company to administer this Plan within limits specifically prescribed by the Board. Except for the terms and conditions explicitly set forth in this Plan, the Plan Administrator shall have the authority, in its discretion, to determine all matters relating to the options to be granted under this Plan, including selection of the individuals to be granted options, the number of options to be granted, and all other terms and conditions of the options. The options granted under this Plan need not be identical in any respect, even when made simultaneously.

        The Plan Administrator shall be responsible for interpreting and construing the terms and provisions of this Plan, any options issued hereunder, or any rule or regulation promulgated in connection with this Plan and associated options. All actions of the Plan Administrator shall, to the maximum extent permitted under law, be determined in its good faith discretion, and subject to appeal or dispute only as to its failure to adhere to such good faith discretion standard. Any party disagreeing with the Plan Administrator's interpretation or decision may request the Plan Administrator to reexamine its action. A request for a reexamination must be made in writing within 60 days of the Plan Administrator's decision or action, and must specify the reasons why the Plan Administrator's decision or action was wrong or inappropriate. Within 90 days of its receipt of a request to reexamine a decision or action, the Plan Administrator will respond in writing to the disputing party. The Plan Administrator's response shall either reverse or reconfirm its initial decision or action. If the response reconfirms the initial decision or action, the Plan Administrator shall state why it disagrees with the points raised by the disputing party.

        A continuing dispute between the Plan Administrator and a recipient of options about the proper interpretation of this Plan or the Stock Purchase Agreement to be entered into between the Company and the holder of an option upon exercise of an option (the "Stock Purchase Agreement"), or the correct amount of benefits available under this Plan or the Stock Purchase Agreement shall be settled in Seattle, Washington, or such other location reasonably selected by the Company, by arbitration in accordance with the procedures utilized by Commercial Arbitration Rules of the American Arbitration Association (the "AAA Rules"). The arbitrator shall be either selected by the mutual agreement of the parties or chosen in accordance with the AAA Rules. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding anything in the AAA Rules to the contrary, the prevailing parties shall not be entitled to costs, expenses or attorneys' fees.

                      SECTION 3. STOCK SUBJECT TO THIS PLAN

3.1     AUTHORIZED NUMBER OF SHARES

        Subject to adjustment from time to time as provided in Section 7, a maximum of 1,975,000 shares of Common Stock shall be available for issuance under this Plan. Shares issued under this Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company. (Amended 7/10/98)

3.2     REUSE OF SHARES

        Any shares of Common Stock that have been made subject to an option that cease to be subject to the option (other than by reason of exercise of the option to the extent it is exercised for shares) shall again be available for issuance in connection with future grants of options under this Plan.

                             SECTION 4. ELIGIBILITY

        An option may be granted to any employee, director, officer, consultant, agent, advisor or independent contractor of the Company or its Subsidiaries that the Plan Administrator from time to time selects. For purposes of this Plan, except as provided below, the term "Subsidiary" means any entity that is directly or indirectly controlled by the Company or in which the Company has a significant ownership interest, as determined by the Plan Administrator. In addition, an option may be granted to any person who was granted a stock appreciation right under the Company's Stock Appreciation Rights Plan and who is an employee of Nextel Communications, Inc. ("Nextel") on the date of grant. Anyone to whom an option is granted under this Plan shall be referred to hereinafter as an "Optionee."

        Notwithstanding anything in this Plan to the contrary, the Plan Administrator may grant options under this Plan in substitution for awards issued under other plans, or assume under this Plan awards issued under other plans, if the other plans are or were plans of other acquired entities ("Acquired Entities") (or the parent of the Acquired Entity) and the new option is substituted, or the old award is assumed, by reason of a merger, consolidation, acquisition of property or of stock, reorganization or liquidation (the "Acquisition Transaction"). In the event that a written agreement pursuant to which the Acquisition Transaction is completed is approved by the Board and said agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, said terms and conditions shall be deemed to be the action of the Plan Administrator without any further action by the Plan Administrator, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be Optionees.

                   SECTION 5. TERMS AND CONDITIONS OF OPTIONS

        The Plan Administrator shall have the authority, in its sole discretion, to determine the awards to be made under this Plan. Such awards shall consist of incentive stock options that are intended to qualify under Section 422 of the Code or nonqualified stock options.

        Options granted under this Plan shall be evidenced by individual written agreements ("option letter agreements"), which shall contain such terms, conditions, limitations and restrictions as the Plan Administrator shall deem advisable and consistent with this Plan. Notwithstanding the foregoing, all options shall include or incorporate by reference the following terms and conditions, except as provided otherwise in the applicable option letter agreement:

5.1     NUMBER OF OPTIONS AND EXERCISE PRICE

        At the time a grant of an option is made, the Plan Administrator shall establish the maximum number of shares of Common Stock subject to the option contained in the grant. Also at the time an option is granted, the corresponding option letter agreement shall designate the exercise price for shares purchased under the option, which shall be as determined by the Plan Administrator, but shall not be less than 100% of the fair market value (as determined below) of a single share of Common Stock on the date of grant with respect to incentive stock options.

5.2     DETERMINATION OF FAIR MARKET VALUE

        The per share fair market value shall be established by the Plan Administrator as follows:

        5.2.1

        Within 90 days following the close of the Company's fiscal year, the Plan Administrator shall establish the fair market value of a share of the Common Stock for purposes of this Plan, based on financial data dated as of the end of the most recently closed fiscal year, and shall deliver written notice of such value to each Optionee within a reasonable period of time of determining such value (the "Year-End Valuation Notice"). In setting such per share fair market value, the Plan Administrator shall attempt, in good faith, to establish the Company's fair market value, consistently using formulas and other valuation techniques generally used in purchasing and selling businesses similar to the Company. For purposes of determining the per share fair market value of the Common Stock at the date of grant and/or exercise of an option that occurs at a time other than during the first Semi-Annual Exercise Period (as defined in Section 5.4 below) each year, the per share fair market value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

        5.2.2

        Notwithstanding the other paragraphs of Section 5.2, for purposes of determining the per share fair market value at the date of exercise of certain put rights to sell to the Company shares acquired upon exercise of an option (a "Put Right") as described in Section 13.2 that occurs at a time other than during the first Semi-Annual Exercise Period (as defined in Section 5.4) each year, the Plan Administrator shall at its election either (i) use the year-end financial information for the Company's most recently ended fiscal year and determine the per share fair market value as of that year-end, and then adjust that value forward at the Applicable Rate to the date of exercise, which adjusted amount shall be the applicable per share fair market value, or (ii) use month-end financial information for the Company's most recently ended month and determine the per share fair market value as of that month-end, which such determined amount shall be the applicable per share fair market value; provided, however, unless a material transaction has occurred within the three-month period following the most recent determination of per share fair market value, such per share fair market value shall be applicable during such period; and provided, further, that, (x) if a Put Right is exercised during the last 45 days of the Company's fiscal year, then the Company shall wait and use the year-end financial information for that fiscal year to determine per share fair market value and (y) immediately prior to a material transaction the Plan Administrator shall establish the per share fair market value applicable immediately prior to (and disregarding any value impact associated with) such transaction; and provided, further that in no event shall such per share fair market value for an exercise date during any fiscal year be lower than the per share fair market value stated in the Year-End Valuation Notice for that year. The Plan Administrator shall, within 90 days following the close of the second fiscal quarter of the Company's fiscal year, establish the per share fair market value of the Common Stock, based on either of the methodologies described in clause (i) or (ii) above and shall deliver written notice of such value to each Optionee (the "Six-Month Valuation Notice") (the Year-End Valuation Notice and the Six-Month Valuation Notice are each a "Valuation Notice"). For purposes of this Plan, "Applicable Rate" shall mean an annual rate equal to the prime rate (adjusted quarterly) announced from time to time by Seattle-First National Bank plus 2%.

        5.2.3

        Notwithstanding the preceding paragraphs of this Section 5.2, in the event the grant and/or exercise of options or the exercise of a Put Right occurs in connection with the sale of the Company, an initial public offering, merger, or other similar event that utilizes or produces a purchase value for the Company or for individual shares of the Common Stock, then that value shall be used for computing the per share fair market value under this Plan. Otherwise, in setting the per share fair market value in connection with the granting or exercising of options or the exercise of a Put Right, the determination of the Plan Administrator acting in good faith and using formulas and other valuation techniques generally used in purchasing and selling businesses similar to the Company shall be conclusive and binding on all parties; provided, in the event of a dispute over the valuation, the arbitration process discussed in Section 2 shall not affect or alter the Plan Administrator's determination if the arbitrator concludes the Plan Administrator (i) acted in good faith and (ii) based its determination on formulas and other valuation techniques generally used in the purchase and sale of businesses similar to the Company.

        5.2.4

        Notwithstanding the foregoing, if the Common Stock is listed on the NASDAQ National Market, the per share fair market value shall be the average of the high and low per share sales prices for the Common Stock as reported by the NASDAQ National Market for a single trading day or, if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange, the per share fair market value shall be the average of the high and low per share sales prices for the Common Stock as such price is officially quoted in the composite tape of transactions on such exchange for a single trading day. If there is no such reported price for the Common Stock for the date in question, then such price on the last preceding date for which such price exists shall be determinative of the per share fair market value.

5.3     TERM AND VESTING

        The term of each option shall be ten years from the date of grant, unless the Plan Administrator establishes a different term and set forth in the option letter agreement issued to the individual Optionee. The Plan Administrator may, in its discretion, extend the term period of an option. In addition, the term of an option shall expire, if earlier than ten years or the different term specified in the option letter agreement, earlier in accordance with the provisions of Section 5.8 if the Optionee's employment or service relationship with the Company terminates before the end of ten years from the date of grant or the different term specified in the option letter agreement. To the extent not exercised within the applicable time period provided herein, options shall become null and void.

        To ensure that the Company achieves the purpose and receives the benefits contemplated in this Plan, any option granted to any person hereunder shall, unless the condition of this sentence is waived or modified by the Plan Administrator in the individual option letter agreement or at any later time, vest on a monthly basis over a four-year period, with the Optionee becoming vested in 1/48th of the option grant after the completion of each full calendar month of employment or service relationship with the Company following the date as of which the option was granted.

5.4     EXERCISE

        After an Optionee becomes at least 50% vested with respect to any single option grant, the Optionee may exercise vested options included in that grant; provided that, an Optionee may not exercise more than 20% of the options conveyed in a specific grant in a single fiscal year of the Company. This 50% threshold shall apply separately to each separate grant of options. The Plan Administrator may in its discretion increase the percentage of options, which may be exercised. To the extent options are exercised upon a termination of employment or service relationship with the Company (as described in Section 5.8), the preceding 50% and 20% limits shall not apply. During an Optionee's lifetime, any options granted under this Plan are personal to him or her and may be exercised solely by such Optionee except as permitted under Section 5.7.

        To the extent that the right to purchase shares has accrued thereunder, an option may be exercised only during a Semi-Annual Exercise Period by delivering during such Semi-Annual Exercise Period written notice to the Company, in accordance with procedures established by the Plan Administrator, setting forth the number of shares with respect to which the option is being exercised and accompanied by payment in full as described below. "Semi-Annual Exercise Periods" means the 30-day periods commencing each year on each of (a) the date the Plan Administrator delivers to the Optionee the Year-End Valuation Notice pursuant to Section 5.2.1 and (b) the date the Plan Administrator delivers to the Optionee the Six-Month Valuation Notice pursuant to Section 5.2.2, during which periods an Optionee is entitled to exercise his or her options pursuant to the terms hereof.

        The limitations on exercisability contained in this Section 5.4 shall not apply at any time during which the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act. The Plan Administrator may determine at any time that an option may not be exercised as to less than 100 shares at any one time (or the lesser number of remaining shares covered by the option).

5.5     PAYMENT OF THE EXERCISE PRICE

        The exercise price for shares purchased under an option shall be paid in full to the Company by delivery of consideration equal to the product of the option exercise price and the number of shares purchased. Such consideration must be paid in cash or by check or, unless the Plan Administrator in its sole discretion determines otherwise, either at the time the option is granted or at any time before it is exercised, a combination of cash and/or check (if any) and any of the following alternative forms: (a) tendering (either actually or, if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) Common Stock already owned by the Optionee for at least six months (or any shorter period necessary to avoid a charge to the Company's earnings for financial reporting purposes) having a fair market value on the day prior to the exercise date equal to the aggregate option exercise price; (b) if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, delivery of a properly executed exercise notice, together with irrevocable instructions, to (i) a brokerage firm designated by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the option exercise price and any withholding tax obligations that may arise in connection with the exercise and (ii) the Company to deliver the certificates for such purchased shares directly to such brokerage firm, all in accordance with the regulations of the Federal Reserve Board; or
(c) surrendering to the Company a portion of a particular grant equal to or less than the result of dividing the total exercise price of the options being exercised by the fair market value of one share of Common Stock and receiving from the Company in whole shares the difference between the total shares of the option grant and the number of whole option shares surrendered. In addition, to the extent permitted by the Plan Administrator in its sole discretion, the price for shares purchased under an option may be paid, either singly or in combination with one or more of the alternative forms of payment authorized by this Section 5.5, by (y) a promissory note delivered pursuant to Section 12 or
(z) such other consideration as the Plan Administrator may permit.

5.6     STOCK PURCHASE AGREEMENT

        Prior to and as a condition to the exercise of an option, the Optionee shall become a party to and agree to the terms of a Stock Purchase Agreement, which agreement provides terms and conditions regarding the ownership and disposition of the Common Stock issued upon the exercise of an option. A copy of the Stock Purchase Agreement, in its substantial form, shall be provided to the Optionee upon the grant of an option to the Optionee.

5.7     NON-TRANSFERABILITY OF OPTIONS

        Options granted under this Plan and the rights and privileges conferred thereby may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of any option under this Plan or of any right or privilege conferred thereby, contrary to the provisions hereof, or upon the sale or levy or any attachment or similar process upon the options or rights and privileges conferred thereby, such option shall terminate and become null and void. Notwithstanding the foregoing, and to the extent permitted by Section 422 of the Code, the Plan Administrator, in its sole discretion, may permit the assignment or transfer of an option and may permit an Optionee to designate a beneficiary who may exercise the option after the Optionee's death; provided, however, that any option so assigned or transferred shall be subject to all the same terms and conditions contained in the option letter agreement.

5.8     TERMINATION OF EMPLOYMENT OR SERVICE RELATIONSHIP WITH THE COMPANY

        If the Optionee terminates his or her employment or service relationship with the Company for any reason (including retirement, death, disability or otherwise), the Optionee may exercise the vested portion of his or her options, as governed by the vesting schedule defined in Section 5.3. The unvested portion of his or her options shall be forfeited. In addition, an Optionee whose employment or service relationship with the Company is terminated for cause shall forfeit all outstanding options, including vested and unvested portions. A termination shall be considered for "cause" if the Plan Administrator determines that the Optionee's termination of employment or service relationship with the Company was for one of the following reasons: (a) proven embezzlement by the Optionee of the Company's assets, or other crimes by the Optionee against or directly involving the Company's property; (b) material violation by the Optionee, whether or not an employee, of the policies applicable to employees of the Company; (c) the Optionee acting in any fashion as an independent consultant or employee, for himself or herself or any other business or employer other than the Company, in any endeavor that in any way competes with the Company; or (d) the Optionee's willful engaging in conduct that is materially injurious to Nextel, the Company or their subsidiaries, financially or otherwise. For purposes of this Section 5.8, no act, or failure to act, on the Optionee's part shall be considered "willful" unless done, or omitted to be done, by the Optionee not in good faith and without reasonable belief that such action or omission was in the best interest of Nextel, the Company or their subsidiaries.

        The portion of the Optionee's options that are vested and nonforfeitable on the date of the Optionee's termination of employment or service relationship with the Company for any reason other than total disability or death may be immediately exercised for a period of 90 days following the Optionee's termination of employment or service relationship with the Company. If termination of employment or service relationship with the Company is due to an Optionee's total disability (as defined in Section 5.12.4), then the right to exercise the Optionee's vested and nonforfeitable options under this Section 5.8 shall extend to one year from the date of termination of employment or service relationship. If termination of employment or service relationship with the Company is due to an Optionee's death (or the Optionee dies within 90 days following a termination of employment or service relationship with the Company, but prior to exercising his or her options), then the right to exercise the Optionee's vested and nonforfeitable options under this Section 5.8 shall pass to the Optionee's personal representative or estate, and the period for exercise shall extend to one year from the date of death. The Plan Administrator, may, in its discretion, waive or extend these exercise periods. Following these exercise periods, any remaining unexercised options shall automatically terminate and be forfeited.

        For purposes of this Section 5.8, employment or service relationship with the Company shall be deemed to continue while the Optionee is on military leave, sick leave or other bona fide leave of absence (as determined by the Plan Administrator). The foregoing notwithstanding, employment or service relationship with the Company shall not be deemed to continue beyond the first 90 days of such leave, unless the Optionee's reemployment rights are guaranteed by statute or contract.

5.9     CONTINUATION OF EMPLOYMENT OR SERVICE RELATIONSHIP WITH THE COMPANY

        Nothing in this Plan or in any options granted pursuant to this Plan shall confer upon any Optionee any right to continue in the employment or service relationship of the Company or of any Subsidiary, or to interfere in any way with the right of the Company or of any Subsidiary to terminate the Optionee's employment or other relationship with the Company or the Subsidiary at any time.

5.10    MODIFICATION AND AMENDMENT OF OPTIONS

        Subject to the terms and conditions and within the limitations of this Plan, the Plan Administrator may modify or amend outstanding options granted under this Plan. Except as expressly provided under the terms of this Plan as in effect at the time of granting the relevant option, the modification or amendment of an outstanding option shall not, without the consent of the Optionee, impair or diminish any of his or her options that have been granted, or any of the obligations of the Company under such options.

5.11    BUYOUT PROVISIONS

        The Plan Administrator may at any time offer to buy out for a payment in cash an option previously granted and held by an Optionee whose employment or service relationship with the Company has been terminated, based on such terms and conditions as the Plan Administrator shall establish and communicate to the Optionee at the time such offer is made.

5.12    INCENTIVE STOCK OPTION LIMITATIONS

        To the extent required by Section 422 of the Code, incentive stock options shall be subject to the following additional terms and conditions:

        5.12.1 DOLLAR LIMITATION

        To the extent the aggregate fair market value (determined as of the grant date) of Common Stock with respect to which incentive stock options held by an individual Optionee are exercisable for the first time during any calendar year (under this Plan and all other stock option plans of the Company) exceeds $100,000, such portion in excess of $100,000 shall be treated as a nonqualified stock option. In the event an Optionee holds two or more such options that become exercisable for the first time in the same calendar year, such limitation shall be applied on the basis of the order in which such options are granted.

        5.12.2 10% SHAREHOLDERS

        If an individual owns more than 10% of the total voting power of all classes of the Company's stock, then the exercise price per share of an incentive stock option shall not be less than 110% of the fair market value of the Common Stock on the grant date and the option term shall not exceed five years. The determination of 10% ownership shall be made in accordance with
Section 422 of the Code.

        5.12.3 ELIGIBLE EMPLOYEES

        Individuals who are not employees of the Company or one of its subsidiary corporations or parent corporations may not be granted incentive stock options. For purposes of this Section 5.12.3, "parent corporation" and "subsidiary corporation" shall have the meanings attributed to those terms for the purposes of Section 422 of the Code.

        5.12.4 TERM

        The term of an incentive stock option shall not exceed ten years.

        5.12.5 EXERCISABILITY

        To qualify for incentive stock option tax treatment, an option designated as an incentive stock option must be exercised within three months after termination of employment for reasons other than death, except that, in the case of termination of employment due to total disability, such option must be exercised within one year after such termination. Employment shall not be deemed to continue beyond the first 90 days of a leave of absence unless the Optionee's reemployment rights are guaranteed by statute or contract. For purposes of this Section 5.12, "total disability" shall mean a mental or physical impairment of the Optionee that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Optionee to be unable, in the opinion of the Company and two independent physicians, to perform his or her duties for the Company and to be engaged in any substantial gainful activity. Total disability shall be deemed to have occurred on the first day after the Company and the two independent physicians have furnished their opinion of total disability to the Plan Administrator.

        5.12.5 TAXATION OF INCENTIVE STOCK OPTIONS

        In order to obtain certain tax benefits afforded to incentive stock options under Section 422 of the Code, the Optionee must hold the shares issued upon the exercise of an incentive stock option for two years after the grant date of the incentive stock option and one year from the date of exercise. An Optionee may be subject to the alternative minimum tax at the time of exercise of an incentive stock option. The Plan Administrator may require an Optionee to give the Company prompt notice of any disposition of shares acquired by the exercise of an incentive stock option prior to the expiration of such holding periods.

        5.12.6 PROMISSORY NOTES

        The amount of any promissory note delivered pursuant to Section 12 in connection with an incentive stock option shall bear interest at a rate specified by the Plan Administrator but in no case less than the rate required to avoid imputation of interest (taking into account any exceptions to the imputed interest rules) for federal income tax purposes.

                        SECTION 6. STATUS AS SHAREHOLDERS

        Neither the Optionee nor any person or persons to whom the Optionee's options and related privileges under this Plan may pass shall be or have any of the rights and privileges of a shareholder of the Company except to the extent that shares are acquired upon exercise of an option, and provided that nothing in this Plan prohibits or prevents an Optionee from otherwise becoming a shareholder of the Company.

                        SECTION 7. CAPITALIZATION CHANGES

        The aggregate number and kind of securities subject to this Plan as set forth in Section 3, the number and kind of securities subject to any outstanding options granted under this Plan and the per share option exercise price (without any change in the aggregate exercise price to be paid therefor) shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a split-up or consolidation of shares or other similar capital adjustment, or the payment of any stock dividend, or any other increase or decrease in the number of shares of Common Stock of the Company without the Company's receipt (or release) of consideration, proportionately equivalent to the added or eliminated shares. In the event of any adjustment in the number of such securities, any fractional shares of Common Stock resulting from the adjustment shall be disregarded.

                      SECTION 8. AMENDMENT AND TERMINATION

        The Board may at any time suspend, amend or terminate this Plan; provided, however, to the extent required for compliance with any applicable law or regulation, shareholder approval will be required for any amendment that will
(a) increase the total number of shares as to which options may be granted under this Plan,

(b) modify the class of persons eligible to receive options, or (c) otherwise require shareholder approval under any applicable law or regulation. No option may be granted after such termination, or during any suspension of this Plan. No incentive stock option may be granted more than ten years after this Plan's adoption by the Board. The amendment or termination of this Plan shall not, without the consent of the Optionee, alter or impair any options or obligations under any option previously granted under this Plan.

                            SECTION 9. GOVERNING LAW

        The provisions of this Plan shall be construed and interpreted according to the laws of the State of Washington, without regard to its conflicts of laws principles.

                              SECTION 10. VALIDITY

        In case any provision of this Plan is deemed illegal or invalid for any reason, the illegal or invalid portion shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

                        SECTION 11. TAXES AND WITHHOLDING

        The Company may withhold from any payment under this Plan or require the Optionee to pay in cash any and all employment and income taxes that are required to be withheld under applicable law. Subject to this Plan and applicable law, the Plan Administrator may, in its sole discretion, permit the Optionee to satisfy withholding obligations, in whole or in part, by paying cash, by electing to have the Company withhold shares of Common Stock or by transferring shares of Common Stock to the Company, in such amounts as are equivalent to the fair market value of the withholding obligation. The Company shall have the right to withhold from any shares of Common Stock issuable pursuant to an option or from any cash amounts otherwise due or to become due from the Company to the Optionee an amount equal to such taxes. The Company may also deduct from any option any other amounts due from the Optionee to the Company or a Subsidiary.

           SECTION 12. LOANS, INSTALLMENT PAYMENTS AND LOAN GUARANTEES

        To assist an Optionee (including an Optionee who is an officer or director of the Company) in acquiring shares of Common Stock pursuant to an option granted under this Plan, the Plan Administrator, in its sole discretion, may authorize, either at the grant date or at any time before the acquisition of Common Stock pursuant to the option, (a) the extension of a loan to the Optionee by the Company, (b) the payment by the Optionee of the purchase price, if any, of the Common Stock in installments, or (c) the guarantee by the Company of a loan obtained by the Optionee from a third party. The terms of any loans, installment payments or loan guarantees, including the interest rate and terms of repayment, will be subject to the Plan Administrator's discretion. Loans, installment payments and loan guarantees may be granted with or without security. The maximum credit available is the purchase price, if any, of the Common Stock acquired, plus the maximum federal and state income and employment tax liability that may be incurred in connection with the acquisition.

           SECTION 13. FIRST REFUSAL AND PUT RIGHTS; MARKET STAND-OFF

13.1    FIRST REFUSAL RIGHTS

        Until the date on which the initial registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act first becomes effective, the Company shall have the right of first refusal with respect to any proposed sale or other disposition by the holder of any shares of Common Stock issued pursuant to an option granted under this Plan. Such right of first refusal shall be exercisable in accordance with the terms and conditions established by the Plan Administrator and set forth in the Stock Purchase Agreement evidencing such right.

13.2    PUT RIGHTS

        Until the date on which the initial registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act first becomes effective, the shares of Common Stock issued pursuant to the exercise of an option shall be entitled to certain put rights by the Optionee to compel the purchase of the shares by the Company pursuant to the terms and conditions established by the Plan Administrator and set forth in the Stock Purchase Agreement.

13.3    MARKET STAND-OFF

        In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the "Securities Act"), including the Company's initial public offering, a person shall not sell, or make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to, any shares issued pursuant to an option granted under this Plan without the prior written consent of the Company or its underwriters. Such limitations shall be subject to the terms and conditions established by the Plan Administrator and set forth in the Stock Purchase Agreement.

                            SECTION 14. REGISTRATION

        The Company shall be under no obligation to any Optionee to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under state securities laws, any shares of Common Stock, security or interest in a security paid or issued under, or created by, this Plan, or to continue in effect any such registrations or qualifications if made. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as counsel for the Company deems necessary or desirable for compliance by the Company with federal and state securities laws.

        Inability of the Company to obtain, from any regulatory body having jurisdiction, the authority deemed by the Company's counsel to be necessary for the lawful issuance and sale of any shares hereunder or the unavailability of an exemption from registration for the issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

        As a condition to the exercise of an option, the Company may require the Optionee to represent and warrant at the time of any such exercise or receipt that such shares are being purchased or received only for the Optionee's own account and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any relevant provision of the aforementioned laws. At the option of the Company, a stop-transfer order against any such shares may be placed on the official stock books and records of the Company, and a legend indicating that such shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration. The Plan Administrator may also require such other action or agreement by the Optionee as may from time to time be necessary to comply with the federal and state securities laws.

                        SECTION 15. CALIFORNIA RESIDENTS

        Persons who are residents of the State of California shall be subject to the additional terms and conditions set forth in Appendix A to the Plan. (Added 1/10/97)

                     SECTION 16. EFFECTIVENESS OF THIS PLAN

        This Plan shall become effective upon adoption by the Board, so long as it is approved by the Company's shareholders at any time within 12 months of such adoption. (Renumbered 8/6/97)

        Approved by the Board on June 23, 1997.

        Approved by the shareholder on January 5, 1998.

                           NEXTEL INTERNATIONAL, INC.

                                   APPENDIX A
                                       TO
                             1997 STOCK OPTION PLAN
                            FOR CALIFORNIA RESIDENTS

        This Appendix to the Nextel International, Inc. 1997 Stock Option Plan (the "Plan") shall have application only to optionees who are residents of the State of California. NOTWITHSTANDING ANY PROVISION CONTAINED IN THE PLAN TO THE CONTRARY, THE FOLLOWING TERMS AND CONDITIONS SHALL APPLY TO ANY OPTIONS GRANTED UNDER THE PLAN TO RESIDENTS OF THE STATE OF CALIFORNIA, TO THE EXTENT STATED ABOVE AND REQUIRED BY APPLICABLE LAW:

        1. Nonqualified stock options shall have an exercise price that is not less than 85% of the fair value of the stock at the time the option is granted, as determined by the Board, except that the exercise price shall be 110% of the fair value in the case of any person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations.

        2. Options shall have a term of not more than 10 years from the date the option is granted.

        3. Options shall be nontransferable other than by will or the laws of descent and distribution.

        4. Options shall become exercisable at the rate of at least 20% per year over 5 years from the date the option is granted, subject to reasonable conditions such as continued employment. However, in the case of an option granted to officers, directors or consultants of the Company or any of its affiliates, the option may become fully exercisable, subject to reasonable conditions such as continued employment, at any time or during any period established by the Company or any of its affiliates.

        5. Unless employment is terminated for "cause" as defined by the Plan, the right to exercise an option in the event of termination of employment, to the extent that the optionee is otherwise entitled to exercise on the date employment terminates, shall be:

               a. at least 6 months from the date of termination of employment if termination was caused by death or disability; and

               b. at least 30 days from the date of termination if termination of employment was caused by other than death or disability;

               c.  but in no event later than the remaining term of the option.

        6. No option may be granted to a resident of California more than ten years after the earlier of the date of adoption of the Plan and the date the Plan is approved by the shareholders.

        7. Any option exercised before shareholder approval is obtained shall be rescinded if shareholder approval is not obtained within 12 months before or after the Plan is adopted. Such shares shall not be counted in determining whether such approval is obtained.

        8. The Company shall provide annual financial statements of the Company to each California resident holding an outstanding option under the Plan. Such financial statements need not be audited and need not be issued to key employees whose duties at the Company assure them access to equivalent information.



                                     PAGE 2